Exhibit 4.17

AMENDMENT OF OPTION AGREEMENT FOR PURCHASE OF MINING CONCESSIONS

RIO CONDOR RESOURCES S.A.

AND

SOCIEDAD LEGAL MINERA TAMARA I UNA DE LA SIERRA SAN MARCOS

In Copiapó, on , on November 5th 2009, before me, HERNAN CAÑAS VALDES, Lawer, Public Notary and Permanent Mining Conservator of this Province with trade in O’higgins street number 776, there appear: RIO CÓNDOR RESOURCES S.A., closely held stock corporation engaged in the mining business, , TPN 76,072,443-2, properly represented, as will be evidenced by Mr. Francisco Schuberts Seiffert, Chilean, married, mechanical engineer, national identification card No. 6,095,824-6, both domiciled in the city of Santiago, and in transit through this city, at Camino del Sol Number 3895-7, municipality of Lo Barnechea, hereinafter indistinctly “RCR” or the “Beneficiary” for one part; and for the other SOCIEDAD LEGAL MINERA TAMARA I UNA DE LA SIERRA SAN MARCOS, properly represented by its shareholders (i) CLAUDIO LINDOR LÓPEZ GONZÁLEZ, Chilean, divorced, miner, national identification card No. 8.980.645 -3, domiciled at Juan López No. 398, Estación Paipote, Copiapó, for 40 shares, (ii) SOCIEDAD LEGAL MINERA ELIANA I UNA DE LA SIERRA SAN MARCOS, properly represented by its shareholders Mr. JAIME BARAHONA BALBONTÍN, Chilean, married, miner, national identification card No. 8.893.132 -7, domiciled at Salitrera Laguna Nº 2210, villa El Palomar, Copiapó, and Mr. CARLOS BARAHONA TIRADO, Chilean, married with separation on marital property, miner, national identification card No. 12,803,560-5, domiciled at Parcela Nº 16, Nantoco, municipality of Tierra Amarilla, for 30 shares, and (iii) SERVICIOS JURÍDICOS E INVERSIONES KOPIAP Y COMPAÑÍA LIMITADA, represented by Mr. JULIO CÉSAR MORALES NEYRA, Chilean, married with separation on marital property, lawyer, national identification card No. 6.292.989 -8, both domiciled at Colipí Nº 660. Copiapó municipality, for 30 shares, hereinafter indistinctly “Tamara” or the “Offeror”, the appearing parties of legal age, who evidenced their identity with the aforementioned cards and state:

FIRST. ANTECEDENT.

1.1

With date November 5, 2009, RCR and the Offeror enter into a Option Purchase Contract of mining concessions (the “Contract”), regarding the mining concession claims called “TAMARA I 1 to 9”, whose constitutive sentence and survey certificate are registered on folio 588 over number 163 of the Registry of Property corresponding to the year 2007 of the Registrar of Mines of Copiapó. The Contract was delivered by public deed of this date and this same Notary, under the repertory number 1990-2009.

1.2

In the Seventh clause of the Contract , the parties agreed an overprice, consisting in a Royalty or NSR that RCR should pay to the Offeror once the mining claims start producing, according to the mentioned clause.

SECOND. AMENDMENT OF THE CONTRACT.

2.1 By this act, the parties agree to leave without effect the seventh clause of the contract, which must be understood eliminated, without leaving any obligation of RCR of paying a Royalty or NSR in favor of the Offeror; the parties by this act attest that they have no obligations in regarding this clause.

2.3 In accordance with 2.1, it is understood that Eight clause will be now, Seventh clause, the Ninth clause will be the Eight clause, and successively.

THIRD. WHAT IS NOT SUBJECT OF AMENDMENT.

In everything that is not modified by this document, the Contract is completely in force and in effect, from which this Amendment will be understood as a part for every legal and contractual effect.

FOURTH. AUTHORIZATION.

It is placed on record that the Offeror has been expressly authorized by its shareholders to enter into this Contract, understanding the parties that such authorization is precisely for reaching this amendment. The mentioned authorization is registered in resolutions taken at the General Shareholders Meetings evidenced by public deed delivered before this same Notary with date November 5, 2009, Repertory 1989-2009.

AUTHORITIES

The authority of Mr Francisco Schuberts Seiffert to appear on behalf of Rio Cóndor Resources S.A. is evidenced in public deed delivered on July 3, 2009 in the Notary of Santiago of Mr. Raúl Iván Perry Pefauer, which is not inserted as it is known to the parties and to the attesting Notary. The authority of Mr. Julio César Morales Neyra to appear on behalf of SERVICIOS JURIDICOS E INVERSIONES KOPIAP Y COMPAÑIA LIMITADA is evidenced in public deed delivered on August 9th, 2002 in Notary of Copiapo of Mr. Luis Contreras Fuentes, which is not inserted as it is known to the parties and to the attesting Notary.

/s/ Francisco Schuberts Seiffert
Francisco Schuberts Seiffert

/s/ Claudio Lindor Lopez Gonzalez
Claudio Lindor Lopez Gonzalez

/s/ Jaime Barahona Balbontin
JAIME BARAHONA BALBONTIN

/s/ Carlos Barahona Tirado
CARLOS BARAHONA TIRADO

/s/ Julio Cesar Morales Neyra
Julio Cesar Morales Neyra